EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 8, 2008

H. William Habermeyer and William J. Madia Join USEC Inc. Board of Directors

BETHESDA, Md. – USEC Inc.’s (NYSE: USU) board of directors today elected former Progress Energy executive H. William Habermeyer and former Battelle Memorial Institute executive William J. Madia to the board effective immediately. The addition of Habermeyer and Madia increases the size of the board from eight to 10 members.

Habermeyer, 65, served as president and chief executive officer of Progress Energy Florida, a subsidiary of Progress Energy Inc., from 2000 to 2006. He previously held various executive positions with Progress Energy predecessor Carolina Power & Light. Habermeyer, a nuclear-trained submarine officer, spent 28 years in the U.S. Navy, retiring as a rear admiral. He also serves on the board of directors of Raymond James Financial Inc. and Southern Company.

Madia, 60, served as executive vice president of laboratory operations at the Battelle Memorial Institute, a non-profit research and development organization. Serving in that position from 1999 to 2007, he oversaw the management or co-management of six U.S. Department of Energy (DOE) national laboratories. He previously served in various executive positions with Battelle Technology International, Battelle’s Columbus Laboratories and Battelle’s Project Management Division. Madia is the former director of Oak Ridge National Laboratory and Pacific Northwest National Laboratory. He was recently appointed vice president for the Stanford Linear Accelerator Center, a national science laboratory managed and operated by Stanford University on behalf of DOE.

“We are delighted to welcome Admiral Habermeyer and Dr. Madia to our board of directors,” said Chairman James R. Mellor. “Habermeyer has extensive nuclear operations experience in the Navy and with the nuclear utility industry. As a former customer, Habermeyer also brings the customer’s perspective to USEC’s board as we deploy advanced uranium enrichment technology to better and most cost-effectively meet our customers’ needs.

“Madia brings to USEC significant management experience from his work at DOE labs deploying advanced nuclear technologies. Madia has a long history overseeing nuclear fuel cycle research and development projects and helping develop nuclear power in the United States,” Mellor said. “With nuclear power undergoing a resurgence, both Habermeyer and Madia possess a wealth of industry management experience that will serve USEC well as we work to deploy the American Centrifuge Plant in Piketon, Ohio.”

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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